AMENDMENT NO. 1

TO THE BYLAWS
OF

SEMILEDS CORPORATION

(a Delaware corporation)

This Amendment No. 1 to the Bylaws (the “Bylaws”) of SemiLEDs Corporation, a Delaware corporation (the “Corporation”), is effective as of September 5, 2024.

WHEREAS, the Board of Directors of the Corporation has approved by unanimous written consent the Amendment No. 1 to the Bylaws as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

Section 2.5 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

2.5 QUORUM. At any meeting of stockholders, the holders of more than one third (33.33%) of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business, except to the extent that the presence of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, the holders of more than one third (33.33%) of the voting power of all issued and outstanding stock of such class or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairperson of the meeting or the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time in accordance with Section 2.4. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

RESOLVED, except as modified by this Amendment No. 1 to the Bylaws, the rest of the Bylaws remain unchanged and, as modified, continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be signed by its Chief Executive Officer as of the date first written above.

Date: September 5, 2024	SEMILEDS CORPORATION.

	By:	/s/ Trung Tri Doan
Trung Tri Doan
Chief Executive Officer